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                               EXHIBIT 5

                      WARNER NORCROSS & JUDD LLP
                            Attorneys At Law
                         900 Old Kent Building
                         111 Lyon Street, N.W.
                   Grand Rapids, Michigan 49503-2487
                       Telephone: (616) 752-2000
                           Fax: (616) 752-2500



                             November 26, 1997

Board of Directors
Shoreline Financial Corporation
P.O. Box 1248
823 Riverview Drive
Benton Harbor, Michigan 49022-1248

     Re:  DIVIDEND REINVESTMENT PLAN

Gentlemen:

          We have acted as counsel to Shoreline Financial Corporation (the "Corporation") in connection with the Registration Statement under the Securities Act of 1933, on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission for the purpose of registering 250,000 shares of Common Stock of the Corporation for the sale to its shareholders pursuant to the Shoreline Financial Corporation Dividend Reinvestment Plan. We are familiar with the corporate actions taken by the Board of Directors of the Corporation authorizing the registration and offering of such shares and we have examined such documents for the purpose of furnishing this opinion.

          It is our opinion that the 250,000 shares of Common Stock being offered by the Corporation as described in the Registration Statement, upon delivery thereof and payment therefor in accordance with the terms stated in the Registration Statement will be legally issued, fully paid and nonassessable.

          We hereby consent to the reference to us in the Registration Statement and to the filing of this opinion and consent as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/ Gordon R. Lewis

                                   Gordon R. Lewis
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